Exhibit 99.(H)(7)

EXTENSION REQUEST

October 10, 2025

TO: U.S. Bank National Association (the “Bank”) under that certain Amended and Restated Loan Agreement dated as of November 6, 2020 (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”) between THOMPSON IM FUNDS, INC. (the “Borrower”), on behalf of the Thompson LargeCap Fund, and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Borrower, hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in clause (b) of the definition thereof (currently, October 31, 2025) for another 364 day period to October 30, 2026.

Please notify the Borrower as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Name:	Jason L. Stephens
Title:	Chief Executive Officer and President